Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of May 23, 2025 (this “Agreement”), is among STATELINE POWER, LLC (the “Borrower”), a limited liability company duly organized and existing under the laws of the State of Texas and having its principal place of business and chief executive office at 9651 Katy Freeway, Suite 300, Houston, Texas 77024, in favor of Lenders (defined below) from time to time party hereto and STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company (“Stonebriar”), as Initial Lender (defined below) and as administrative agent and collateral agent for the Lenders from time to time party hereto (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), having its principal office at 5525 Granite Parkway, Suite 1800, Plano, Texas 75024.

WHEREAS, concurrently herewith and from time to time hereafter, in respect of the Loan hereunder, Borrower is executing or will execute an Interim Note and one or more Converted Notes (as each term is defined below) (each such Interim Note and Converted Note, as the same may be amended, supplemented or otherwise modified from time to time, a “Note”), in favor of Agent for the benefit of the applicable Lender(s) under this Agreement.

NOW THEREFORE, in consideration of the premises, provisions and covenants contained herein, the Parties hereto agree as follows:

1. Definitions. The following terms will have the following meanings, and will be equally applicable to both the singular and plural forms of the terms defined:

“Adjusted EBITDA” means (a) for the fiscal quarter ending on March 31, 2027, an amount equal to EBITDA for such period multiplied by 4, (b) for the two-fiscal quarter period ending on June 30, 2027, an amount equal to EBITDA for such period multiplied by 2 and (c) for the three-fiscal quarter period ending on September 30, 2027, an amount equal to EBITDA for such period multiplied by 4/3.

“Advance” means a disbursement of a portion of the Maximum Principal Amount by Initial Lender to or for the benefit of Borrower pursuant hereto or to a Note.

“Advance Request” means a request delivered by Borrower to Agent in the form of Exhibit B attached hereto together with the related Supplement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “controls” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Affiliate Obligations” has the meaning given to such term in Section 5(s) of this Agreement.

“Agent” has the meaning ascribed to such term in the preamble of this Agreement.

“Agreement” has the meaning given to such term in the preamble of this Agreement.

“Applicable Law” means the laws of the State of New York or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12(c) of this Agreement), and accepted by Agent, in substantially the form of Exhibit A or any other form approved by Agent.

“Assumed Income Tax Rate” means the highest effective marginal combined federal, state and local income tax rate for a fiscal year applicable to each category of net income or gain allocated to any member of Borrower (or its direct or indirect equity holder(s), if any member is not an individual or corporation for U.S. income tax purposes) that is an individual or corporation for U.S. income tax purposes (taking into account the limited deductibility of state and local income taxes for federal income tax purposes).

“Borrower” has the meaning given to such term in the preamble of this Agreement.

“Business Day” will mean any day other than a Saturday, Sunday or public holiday or the equivalent for banks operating in the State of New York or the State of Texas.

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“Change of Control” has the meaning given to such term in Section 5(b) of this Agreement.

“Claims” has the meaning given to such term in Section 12(i) of this Agreement.

“Code” has the meaning given to such term in Section 9(d) of this Agreement.

“Collateral” has the meaning given to such term in Section 3 of this Agreement.

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Conversion Date” means, with respect to each Advance, the earliest to occur of (a) the first day of the calendar quarter occurring following the ninety (90) day anniversary of the Go-Live (as defined in the Power Contract) date of the applicable Equipment Collateral related to such Advance, (b) April 1, 2027 or (c) the date mutually agreed in writing between Borrower and Agent.

“Converted Advance” means an Advance which, on the Conversion Date with respect to such Advance, has been converted into, and is evidenced by, a Converted Note in accordance with and on the terms and conditions contained in this Agreement.

“Converted Note” means a Promissory Note in the form of Exhibit D hereto to be executed by Borrower in favor of Agent for the benefit of the applicable Lender(s) on each Conversion Date with respect to the aggregate Advances to be converted into Converted Advances on such Conversion Date and for a principal amount equal to the sum of all such Advances.

“CTC Member” means CTC Property LLC, a Nevada limited liability company.

“Debt” means, for any Person, (a) any obligations of such Person and its subsidiaries for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) any obligations of such Person and its subsidiaries (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) any accrued expenses, liabilities or other obligations of such Person and its subsidiaries to pay the deferred purchase price of any property or services (excluding trade payables owing in the ordinary course of business) and/or (d) any obligations of such Person and its subsidiaries under any leases which are required to be classified and accounted for as finance leases on the balance sheet of such Person under GAAP (and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP), but excluding, for the avoidance of doubt, “operating leases” as defined in Accounting Standards Codification 842.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, with the passage of time or notice, would constitute an Event of Default.

“Default Rate” means, with respect to the Obligations, a rate of interest equal to the lesser of (a) fifteen percent (15%) per annum or (b) the maximum rate of interest permitted by Applicable Law.

“EBITDA” means, for Borrower and Borrower’s subsidiaries on a consolidated basis for any period, an amount equal to (a) net income from continuing operations determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation, depletion, amortization and other non-cash expenses and charges and (iv) fees, costs and expenses related to the financing hereunder and the negotiation, execution and delivery of this Agreement and the other Loan Documents, including borrowings hereunder, all as determined, without duplication, in accordance with GAAP.

“Eligible Location” means (a) 2979 Stateline Road W, Southaven, MS 38671, (b) 5420 Tulane Road, Memphis, TN 38109, (c) any location referenced in Section 5(g) of this Agreement and (d) any other real property approved by Agent in writing that is the subject of a collateral access agreement, in form and substance reasonably satisfactory to Agent, executed by the owner and/or mortgagee of such real property, confirming the Agent’s access, following the occurrence of and during the continuance of any Event of Default, to any Equipment Collateral located at such real property.

“Equipment Collateral” has the meaning given to such term in Section 3 of this Agreement.

“Event of Default” means any event specified in Section 8 of this Agreement.

“Excluded Taxes” means any and all of the following Taxes (including additions to tax, penalties and interest) imposed on or with respect to, or required to be withheld or deducted from a payment to, a Lender or other recipient hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each

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case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (“Other Connection Taxes”), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(i), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2(i) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any applicable treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an applicable intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) implements the foregoing.

“FCCR” means the ratio, determined on a consolidated basis for Borrower and its subsidiaries for the most recent twelve (12) consecutive months, of (a) Adjusted EBITDA minus Maintenance CapEx to (b) Fixed Charges.

“Financial Statements” has the meaning given to such term in Section 7(a) of this Agreement.

“Fixed Charges” means the sum, determined on a consolidated basis for Borrower and its subsidiaries, of (a) cash interest expense, plus (b) principal payments made on borrowed money.

“Floating Rate” has the meaning given to such term in Section 2(c)(i) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any state hereof or the District of Columbia or a foreign entity or government.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under this Agreement.

“Indemnitee” has the meaning given to such term in Section 12(i) of this Agreement.

“Initial Lender” means Stonebriar and its successors that have acquired all or substantially all of the assets of Stonebriar.

“Interim Note” means the Interim Promissory Note to be executed by Borrower in favor of Agent for the benefit of Initial Lender at the time of the first Advance in the form of Exhibit C hereto.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Lender” means Initial Lender and each of the Persons that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, with respect to any applicable period of calculation, the ratio of (a) Total Debt as of the last day of such period to (b) Adjusted EBITDA.

“Lien” means a Person’s interest in any right, title or interest in any property securing an obligation owed to, or a claim by, such Person (or the Persons that such Person serves as agent or trustee for), including any mortgage, deed of trust, lien (whether statutory or otherwise), security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted borrowing capacity immediately available as of such date to Borrower under any committed revolving financing arrangement then in effect consistent with the express terms thereof plus (b) the amount of Borrower’s cash or cash equivalents, denominated in dollars.

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“Loan” means, without duplication, the aggregate amount of all Advances made pursuant hereto or to the Notes and the Supplements incorporating the terms hereof.

“Loan Documents” means, collectively, this Agreement, the Notes and all other documents, agreements, certificates and instruments and opinions executed and delivered by a Loan Party in connection herewith and therewith, as the same may be modified, extended, restated or supplemented from time to time.

“Loan Party” or “Loan Parties” means Borrower and any guarantor of any or all Obligations under any of the Loan Documents.

“Maintenance CapEx” means, for any Person for any period, the sum of, without duplication and whether paid in cash or accrued as liabilities, all expenditures which are capitalized in accordance with GAAP for the maintenance of equipment, fixed assets, or other property by such Person or any of its subsidiaries during such period, including, to the extent so capitalized, turbine overhauls, hot section exchanges, and gear box exchanges.

“Make-Whole Amount” means an amount equal to the sum of (a) the greater of (i) five percent (5%) of the outstanding principal amount of the Loan on the date of such prepayment and (ii) the present value of all scheduled interest that would have otherwise become due and payable under each Note (discounted at two percent (2%)) from the date of such prepayment through March 31, 2028 (which, in the case of any amount prepaid under the Interim Note, shall be calculated using the interest rate then applicable to the Interim Note) plus (b) five percent (5%) of the difference between the Maximum Principal Amount and the aggregate amount of Advances made in respect of the Loan.

“Management Services Agreement” means that certain Agreement for Shared Management Services, dated as of April 28, 2025, by and between Borrower and Solaris Power Solutions Stateline Operating, LLC, a Delaware limited liability company.

“Material Adverse Change” means, with respect to any Person, a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such Person.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower or any other Loan Party, or (b) an adverse effect on (i) the ability of Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, (ii) the rights of Agent or any Lender under any of the Loan Documents, including, without limitation, of Agent or any Lender to enforce any Obligations or realize upon any of the Collateral or (iii) more than ten percent (10%) of the Collateral (by value or number of units).

“Maturity Date” means, with respect to any Converted Note, the date of the 72nd Payment Date occurring under such Note.

“Maximum Principal Amount” means the lesser of (a) Five Hundred Fifty Million and No/100 Dollars ($550,000,000.00) and (b) an amount equal to eighty percent (80%) of the total cost of the Equipment Collateral.

“Mobile Energy Rentals” means Mobile Energy Rentals LLC, a Texas limited liability company.

“Negative SOFR Spread” has the meaning given to such term in Section 2(d) of this Agreement.

“Negative Treasury Spread” has the meaning given to such term in Section 2(d) of this Agreement.

“Note” has the meaning given to such term in the second paragraph of this Agreement.

“Obligations” means all indebtedness, obligations and liabilities of Borrower under each Note or under this Agreement, whether on account of principal, interest, and, to the extent expressly provided for herein or in any other Loan Document, indemnities, fees (including, without limitation, attorneys’ fees, remarketing fees, origination fees, collection fees and all other professionals’ fees), costs, expenses, taxes or otherwise.

“Other Connection Taxes” has the meaning given to such term in the definition of Excluded Taxes.

“Paid in Full” or “Payment in Full” means the indefeasible payment in full in cash of all Obligations (other than any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon.

“Participant” has the meaning given to such term in Section 12(c)(iv) of this Agreement.

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“Participant Register” has the meaning given to such term in Section 12(c)(iv) of this Agreement.

“Party” means any Loan Party, any Lender or Agent.

“Payment Day” means the first day of each calendar month; provided that, subject to Section 8(a), if the first day of a calendar month is not a Business Day, such Payment Day will be deemed to be the next succeeding Business Day.

“Permitted Liens” means (a) Liens in favor of Agent for the benefit of Lenders in accordance with any Loan Document securing any Obligations, (b) Liens for fees, taxes, levies, duties or other governmental charges of any kind, in each case, not yet delinquent or that are being Properly Contested, (c) Liens of mechanics, materialmen, laborers, employees, carriers or suppliers and similar Liens, in each case, that are not overdue by more than thirty (30) days or that are being Properly Contested, (d) judgment Liens in respect of judgments that do not constitute an Event of Default and pre-judgment Liens created by or existing from any litigation or legal proceedings that are being Properly Contested, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default, (e) Liens of the manufacturer of any unit of Equipment Collateral subject to a Supply Contract, to the extent such Equipment Collateral has not been delivered to Borrower and the Lien secures the payment of the purchase price therefor, which shall be incorporated into the relevant collateral assignment delivered in favor of Agent in respect thereof and (f) Liens on any Termination Payment (as defined in the Power Contract) in favor of Solar Turbines Incorporated (or any Affiliate or designee thereof), which shall be subordinated in right of payment and enforcement to the Payment in Full of all Obligations pursuant to a subordination acknowledgment or intercreditor agreement, in form and substance reasonably satisfactory to Agent; provided that in each case, such Permitted Liens do not involve any risk (as determined in Agent’s reasonable discretion) of the sale, forfeiture or loss of any Collateral, any interest of Borrower, Agent or any Lender therein or any Material Adverse Effect.

“Permitted Tax Distributions” means, with respect to each of Borrower and its subsidiaries, so long as Borrower is and remains a partnership (but not a publicly traded partnership) or disregarded entity for U.S. federal, state and local income tax purposes, distributions made to a member in Borrower, from a subsidiary to Borrower or from one subsidiary of Borrower to another subsidiary of Borrower with respect to a taxable period equal to estimated or anticipated Taxes at the Assumed Income Tax Rate with respect to the income and gain allocated to such Person for such taxable period, (i) assuming that such Person’s only income, gain or loss for such taxable period and each prior taxable period was income, gain or loss attributable to Borrower and/or its subsidiaries, as applicable and (ii) taking into account any prior taxable period net losses (and the character of such losses) that have not been taken into account for purposes of this definition.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and the successors, heirs and assigns of each.

“Positive SOFR Spread” has the meaning given to such term in Section 2(d) of this Agreement.

“Positive Treasury Spread” has the meaning given to such term in Section 2(d) of this Agreement.

“Power Contract” means, collectively, that certain (a) Amended and Restated Master Equipment Rental Agreement, dated as of April 28, 2025, between Mobile Energy Rentals and CTC Member and (b) Amended and Restated Rental Order, dated as of April 28, 2025, between Mobile Energy Rentals and CTC Member, in each case as assigned by Mobile Energy Rentals to Borrower pursuant to that certain Assignment and Assumption Agreement and Consent, dated as of April 28, 2025, among Mobile Energy Rentals, Borrower and the CTC Member.

“Prepayment Amount” has the meaning given to such term in Section 2(h)(i) of this Agreement.

“Prepayment Fee” has the meaning given to such term in the applicable Converted Note.

“Properly Contested” means, in the case of any Debt, Lien, claim or other dispute (each, a “Dispute”), as applicable, involving any Loan Party and/or any Collateral, (i) such Dispute is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Loan Party has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of any amounts that are the subject of such Dispute and have not been paid by reason of such Loan Party’s bona fide dispute concerning its liability to pay will not, when they become due or payable, have a Material Adverse Effect and will not result in a material risk of the forfeiture of any Collateral; (iv) no Lien is imposed upon any Collateral with respect to such Dispute unless enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such Dispute; (v) if such Dispute results from, or is determined by the entry, rendition or issuance against a Loan Party or any Collateral of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review and (vi) if such Dispute is abandoned, settled or determined adversely (in whole or in part) to such Loan Party, such Loan Party forthwith pays such amount and all penalties, interest and other amounts due in connection therewith.

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“Register” has the meaning given to such term in Section 12(c)(iii) of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate outstanding principal amount of the Loan after giving effect to any borrowings, prepayments or repayments of the Loan occurring on or prior to such date.

“Restricted Assignee” means, so long as no payment Event of Default has occurred and is continuing for more than ten (10) days, any entity listed on Schedule C or any entity managed or controlled by any entity listed on Schedule C. For the avoidance of doubt, during any payment Event of Default that has occurred and has continued for more than ten (10) days and until such Event of Default is cured or waived by the Agent in writing, no entity or other Person shall be considered a Restricted Assignee.

“Sacred Terms” has the meaning given to such term in Section 12(d) of this Agreement.

“SOFR” means the rate reported for the 1-Month CME Term SOFR (as published on the CME Group Benchmark Administration website) for the most current date available preceding the date of determination of the applicable Floating Rate, or, if such rate is unavailable, a comparable or successor rate as Agent in its reasonable discretion in consultation with Borrower determines most closely approximates such rate and is applied by Agent to similarly situated borrowers.

“Solaris” means Solaris Energy Infrastructure, Inc., a Delaware corporation.

“Solaris Member” means Solaris Power Solutions Stateline, LLC, a Delaware limited liability company.

“Stonebriar” has the meaning given to such term in the preamble of this Agreement.

“Supplement” means, with respect to each Advance, the “Collateral Supplement Form” attached as Schedule A to the applicable Advance Request.

“Supply Contract” means, collectively, that certain (a) Purchase Order with PO Number 1351, dated as of February 24, 2025, among Mobile Energy Rentals and EnergyLink Corporation, (b) Purchase Order with PO Number 1208, dated as of January 24, 2025, among Mobile Energy Rentals and EnergyLink Corporation and, in the case of clauses (a) and (b), as assigned to Borrower by Mobile Energy Rentals pursuant to that certain Bill of Sale, Assignment and Assumption Agreement, dated as of April 28, 2025, among EnergyLink Corporation, Mobile Energy Rentals and Borrower, (c) Purchase Order with PO Number 1191, dated as of January 24, 2025, among Mobile Energy Rentals and Solar Turbines Incorporated, (d) Purchase Order with PO Number 1119, dated as of November 27, 2024, among Mobile Energy Rentals and Solar Turbines Incorporated, (e) Purchase Order with PO Number 1185, dated as of January 16, 2025, among Mobile Energy Rentals and Solar Turbines Incorporated and, in the case of clauses (c), (d) and (e), as assigned by Mobile Energy Rentals to Borrower pursuant to that certain Bill of Sale, Assignment and Assumption Agreement, dated as of April 28, 2025, among Solar Turbines Incorporated, Mobile Energy Rentals and Borrower, and (f) any other purchase orders or other contracts and agreements providing Borrower with rights to purchase or otherwise obtain title to the Equipment Collateral.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges and withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Total Debt” means, for any Person, the sum of the following (without duplication): (a) all Debt; (b) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a lien on any property of such Person and its subsidiaries, whether or not such Debt is assumed by such Person or its subsidiaries; (c) all Debt of others guaranteed by such Person and its subsidiaries or in respect of which such Person or its subsidiaries otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; and (d) any Debt of a partnership for which such Person and its subsidiaries is liable either by agreement or by operation of Applicable Law but only to the extent of such liability.

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2. The Loan.

(a) General Procedures. On the date hereof and from time to time hereafter, Initial Lender shall, subject to the terms and conditions set forth herein, make Advances in connection with the Loan to Borrower between the date of this Agreement and the first to occur of (i) March 31, 2027 and (ii) the date on which the aggregate amount of the Loan made by the Lenders hereunder equals the Maximum Principal Amount; provided, however, that prior to making any Advance, (y) the conditions precedent set forth in Section 2(e) below shall have been satisfied or waived in accordance with the terms thereof, and (z) the aggregate amount of such Advance to be made plus all Advances made prior thereto shall not exceed the Maximum Principal Amount. In connection with the first Advance, Borrower shall deliver to Agent the Interim Note and the other items specified in Section 2(e) below. Each Advance made pursuant to the Interim Note shall convert into a Converted Advance on its applicable Conversion Date, and Borrower shall execute and deliver a Converted Note to Agent on such Conversion Date. Each Note shall incorporate the terms of this Agreement and shall, together with the other applicable Loan Documents, govern the Loan and, collectively, all Obligations among Agent, Lenders and Borrower. The maximum amount that Initial Lender shall be obligated to disburse for any Advance shall not exceed the lower of (1) the amount designated by Borrower on the Advance Request for such Advance and (2) eighty percent (80%) of the cost then due of the Equipment Collateral identified on the Supplement to such Advance Request which, in the case of the initial Advance, may include amounts already paid by Borrower pursuant to the Supply Contract in respect of the Equipment Collateral identified on the Supplement to such Advance Request. In the event of any conflict between the terms of this Agreement and any Note, the Note shall control, unless the contrary is stated in such Note. Any amendment to this Agreement shall control all Notes, unless the contrary is stated in such amendment.

(b) Promise to Pay. For value received, Borrower promises to repay the Loan, with interest, as and when due in accordance with each Note, this Agreement and the other Loan Documents. Amounts borrowed hereunder and that are repaid or prepaid may not be reborrowed. The obligation of Borrower to repay each Advance, together with interest as provided in the applicable Note, shall commence upon funding of such Advance and shall be unconditional.

(c) Term and Rate for the Interim Note.

(i) From the date of the first Advance made to Borrower hereunder, interest shall accrue on the principal amount from time to time outstanding under the Interim Note at a variable rate per annum (the “Floating Rate”) equal to 594 basis points plus the greater of (A) the applicable SOFR and (B) 4.31%. The Floating Rate shall reset on the first day of each month after the initial Advance is made hereunder, and each Advance subsequent to the initial Advance shall initially bear interest at the Floating Rate in effect on the date such subsequent Advance is made and, thereafter, shall bear interest at the Floating Rate applicable for the relevant period.

(ii) Interest only (at the then applicable Floating Rate) shall be due and payable monthly in arrears on the principal amount from time to time outstanding under the Interim Note on each Payment Day, beginning on the first Payment Day of the calendar month immediately following the date of the initial Advance, until all Advances have been repaid or converted to Converted Advances, and the principal balance of the Interim Note is zero (0).

(d) Term and Rate for Each Converted Note. For any Advance that is converted into a Converted Advance in accordance with Section 2(a) hereof, the term, annual interest rate, amortization and balloon payment applicable for such Converted Advance shall be set forth in the Converted Note for such Converted Advance. The term applicable to each Converted Note shall be seventy-two (72) months from the date of such Converted Note. Interest shall accrue on the outstanding principal amount of each Converted Note at a fixed rate per annum equal to 9.85%; provided, however, that if, on the Business Day prior to the Conversion Date applicable to such Converted Note, either (i) the U.S. 2-Year Treasury constant maturity rate (as reported by the Federal Reserve Board of Governor’s H.15 release) is greater than 4.28% (the positive difference between such rate and 4.28%, the “Positive Treasury Spread”) or (ii) the SOFR is greater than 4.31% (the positive difference between such rate and 4.31%, the “Positive SOFR Spread”), then the interest rate shall increase to a rate equal to 9.85% plus the greater of the Positive Treasury Spread and the Positive SOFR Spread; provided further that if, on the Business Day prior to the Conversion Date applicable to such Converted Note, both (y) the U.S. 2-Year Treasury constant maturity rate (as reported by the Federal Reserve Board of Governor’s H.15 release) is less than 4.28% (the negative difference between such rate and 4.28%, the “Negative Treasury Spread”) and (z) the SOFR is less than 4.31% (the negative difference between such rate and 4.31%, the “Negative SOFR Spread”), then the interest rate applicable to such Converted Note shall decrease to a rate equal to 9.85% minus the least of (1) the Negative Treasury Spread, (2) the Negative SOFR Spread and (3) forty-five (45) basis points. Eighty percent (80%) of the initial principal amount of each Converted Note shall be payable in seventy-two (72) equal monthly installment payments, beginning on the first Payment Day following the Conversion Date of such Converted Note and continuing on the first Payment Day of each month thereafter (for the avoidance of doubt, if the Conversion Date falls on a Payment Day, the first installment due would be on the next Payment Day). In addition to the final installment due on such date, the outstanding principal balance of each Converted Note shall be due and payable on the Maturity Date thereof. Each payment of principal of any Converted Note pursuant to this Section 2(d) shall be made together with any accrued and unpaid interest thereon.

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(e) Conditions Precedent. Initial Lender shall have no obligation to make any Advance unless and until each of the conditions precedent set forth on Schedule A-1 hereto has been satisfied in a manner reasonably satisfactory to Agent or otherwise waived by Agent in writing as of the date of such Advance, and Initial Lender shall have no obligation to make the initial Advance unless each of the conditions precedent set forth on Schedule A-2 hereto has been satisfied in a manner reasonably satisfactory to Agent or otherwise waived by Agent in writing as of the date of such initial Advance.

(f) Payments. During the term of the Loan, Borrower shall make payments on each payment date as required by Section 5(p) of this Agreement and the Notes. Payments of principal, interest and all other amounts due under the Notes and this Agreement shall be made by wire transfer. All such payments shall be payable to Agent, for the account of Lenders, as to such account or place as Agent may designate in writing from time to time. Agent will promptly distribute to each Lender its ratable share of such payment in like funds as received to such Lender (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein or in the applicable Note). If an Event of Default has occurred and is continuing, Agent may apply payments received or collected from Borrower or for the account of Borrower (including, the monetary proceeds of collection or of realization upon any Collateral) to the Obligations in such order and manner as Agent determines in its sole discretion. If no Event of Default shall have occurred and be continuing, all payments shall be applied as set forth in this Agreement and the Loan Documents.

(g) No Deductions or Setoff; Reinstatement of Obligations. Borrower shall make all payments to Agent, for the account of Lenders, on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding (except as required by law, in which case Borrower shall gross up such payments to Agent in accordance with Section 2(i)), restriction or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue, and this Agreement shall continue in full force and effect as if such payment or proceeds has not been received by Agent and each Lender. Borrower shall be liable to pay to Agent and each Lender, and does hereby indemnify and hold Agent and each Lender harmless for, the amount of any payments or proceeds so surrendered or returned. This Section 2(g) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds, and this Section 2(g) shall survive the payment of the Obligations and the termination of this Agreement.

(h) Prepayments.

(i) Borrower shall have the right to prepay the Loan in full on any Payment Day on or prior to March 31, 2028, with ten (10) days’ prior written notice to Agent; provided that on the date of such prepayment, Borrower shall pay the entire balance of the outstanding principal amount under the Loan (the “Prepayment Amount”), together with all interest, fees and other amounts payable hereunder or in connection herewith to the date of such prepayment and all other then-due and payable Obligations, plus the Make-Whole Amount; provided further that the Make-Whole Amount shall be charged and paid only to the extent permitted by Applicable Law.

(ii)After March 31, 2028, Borrower shall have the right to prepay the Loan in full on any Payment Day with ten (10) days’ prior written notice to Agent; provided that on the date of such prepayment, Borrower shall pay the Prepayment Amount, together with all interest, fees and other amounts payable hereunder or in connection herewith to the date of such prepayment and all other then-due and payable Obligations, plus the applicable Prepayment Fee set forth in each Note; provided further that, subject to Section 5(p), the Prepayment Fee shall be charged and paid only to the extent permitted by Applicable Law.

Except as otherwise permitted by Section 5(p), no partial prepayment of the Loan will be permitted without Agent’s prior written consent (such consent to be granted or withheld in Agent’s sole discretion).

(i) Certain Tax Matters. If any law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any payment by Borrower, then Borrower shall be entitled to make such deduction or withholding. If Borrower deducts any Taxes from, or in respect of, any such payments, (A) Borrower shall pay the full amount deducted to the relevant taxation authority in accordance with Applicable Law and (B) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after making all deductions (including deductions on account of Taxes that are applicable to additional sums payable under this Section 2(i)), a Lender receives an amount equal to the sum it would have received had no such deductions been made. Borrower shall indemnify each recipient of any payment hereunder (“Recipient”), within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2(i)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were

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correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment. On or before the date a Person becomes a Lender or assignee under this Agreement (and from time to time thereafter as may be reasonably requested by Borrower or Agent) each such Person, if legally able to, shall provide, and a Lender shall cause its assignee that is legally able to do so to provide, to Borrower and Agent a duly completed and executed copy of IRS Form W-8 or W-9, as applicable, and such other US tax forms, documents and information as will permit payments made under the Loan Documents to be made without Tax withholding (or at a reduced rate of withholding) and for Borrower and Agent to comply with their respective Tax withholding and reporting obligations, including any obligations under FATCA. On or before the date of this Agreement (and, in the case of a successor, on or before becoming a successor) Agent shall deliver to Borrower a duly executed copy of IRS Form W-9 or IRS Form W-8. If any Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received additional amounts or indemnification pursuant to this Section 2(i) (including by the payment of additional amounts pursuant to this Section 2(i)), it shall pay to Borrower an amount equal to such refund (but only to the extent of the additional payments made under this Section 2(i) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Person and without interest (other than any interest paid by the relevant taxing authority with respect to such refund). Borrower shall repay the amount paid over pursuant to the immediately preceding sentence (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that the indemnified party is required to repay the underlying tax refund to the applicable taxing authority. Each Lender, assignee and Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so. Each party’s obligations under this Section 2(i) shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3. Creation of Security Interest; Collateral. To secure the payment and performance of all Obligations, Borrower hereby assigns and grants to Agent, for the benefit of each Lender, a continuing Lien on all Borrower’s right, title and interest in and to:

(a). all of the assets, whether or not affixed to realty, described on each Supplement, together with all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements and replacements thereof or thereto, and any and all proceeds thereof, including, without limitation, proceeds of insurance (the “Equipment Collateral”);

(b). the Supply Contract and all purchase orders and other contracts and agreements providing Borrower with rights to purchase or otherwise obtain title to the Equipment Collateral;

(c). the Power Contract and all other contracts and agreements providing Borrower the rights to use the Equipment Collateral; and

(d). all proceeds of each of the foregoing.

All of the property and interests in property described in this Section 3 are herein collectively referred to as the “Collateral.”

4. Borrower’s Representations and Warranties. Borrower represents and warrants to Agent (in Agent’s individual capacity and for the benefit of each Lender) and each Lender, as of the date hereof, and on the date of each Advance and Conversion Date, that:

(a) Good Standing; Qualified to do Business. Borrower (i) is a “registered organization” (as defined in the Uniform Commercial Code) duly organized, validly existing and in good standing under the laws of the State indicated in the first paragraph of this Agreement and, as of the date hereof, Borrower’s exact legal name is as set forth in the first paragraph of this Agreement; (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged and (iii) is duly qualified and authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

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(b) Due Execution, etc. The execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party are within the limited liability company powers of Borrower, do not violate the certificate of formation or amended and restated limited liability company agreement of Borrower, and do not (i) violate in any material respect any Applicable Law or regulation, or any order or decree of any court or Governmental Authority binding on Borrower or any of its properties, (ii) violate or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on Borrower or any of its properties, or (iii) require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or other Person that has not been obtained except, in the case of this clause (iii), to the extent that the failure to so obtain would have a Material Adverse Effect. This Agreement is, and each of the other Loan Documents to which Borrower is or will be a party when executed and delivered will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and by Applicable Laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided therein.

(c) Financial Statements; Material Liabilities. Borrower has delivered to Agent copies of the financial statements of Borrower required to be delivered pursuant to Section 7(a) and (b) of this Agreement. All of such financial statements (including in each case any related statements and notes) fairly present in all material respects the financial position of Borrower for the respective periods specified therein and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as may be set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

(d) Solvency; No Liens. Borrower and each other Loan Party, on a consolidated basis, (i) are solvent (as determined in accordance with GAAP), (ii) are paying their debts as they become due and (iii) have sufficient capital to conduct their business. The fair salable value of Borrower’s and each other Loan Party’s assets is in excess of the total amount of its liabilities (including contingent liabilities, the amount of which shall, as of any time, be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability) as they become absolute and matured and due. The security interests granted herein constitute and will at all times constitute the only Liens on the Collateral other than Permitted Liens. Borrower is, or will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or Liens in favor of any other Person, in each case, other than Permitted Liens.

(e) No Judgments, Litigation. No judgments are outstanding against Borrower or any other Loan Party nor is there now pending or, to Borrower’s knowledge, threatened in writing, any litigation, contested claim, or governmental proceeding by or against Borrower or any other Loan Party except judgments and pending or threatened litigation, claims and governmental proceedings that are being Properly Contested by Borrower and which would not, in the aggregate, have a Material Adverse Effect.

(f) No Defaults. Borrower is not in default under any contract, lease, or commitment to which it is a party or by which it is bound except to the extent that a Material Adverse Effect would not result therefrom. Borrower knows of no dispute regarding any contract, lease, or commitment which could reasonably be expected to have a Material Adverse Effect (other than any such dispute that is being Properly Contested by Borrower).

(g) Power Contract and Supply Contract. Each of the Supply Contract and the Power Contract (i) has been duly and validly authorized, executed and delivered by Borrower and, to Borrower’s knowledge, each of the other parties thereto; (ii) is in full force and effect; and (iii) constitutes the legal, valid and binding obligations of the parties thereto, enforceable against each such party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and by Applicable Laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided therein.

(h) No Legal Impediment. No law, regulation, order, judgment or decree of any Governmental Authority exists, and no action, suit, investigation, litigation or proceeding is pending (or, to Borrower’s knowledge, has been threatened in writing to be pursued) in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loan, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or any of the other Loan Documents; or (ii) has or would reasonably be expected to have a Material Adverse Effect (other than any such judgement, decree, action, suit, investigation, litigation or proceeding that is being Properly Contested by Borrower).

(i) No Events of Default. No Default or Event of Default has occurred and is continuing.

(j) No Limitation on Agent’s or any Lender’s Rights. Except as permitted herein, none of the Collateral is subject to contractual obligations that may materially restrict or inhibit Agent’s or any Lender’s rights or abilities to sell or dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

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(k) Perfection and Priority of Security Interest. This Agreement, together with each Supplement, creates a valid and, upon completion of all required filings of financing statements (and fixture filings), perfected, and, subject to Permitted Liens, first-priority security interest in the Collateral, securing the payment of all Obligations.

(l) Model and Serial Numbers. Each Supplement shall set forth the true and correct model number and serial number of each item of Equipment Collateral (including, e.g., if applicable, each generator package and primary component thereof) associated with the related Advance; provided, however, that if such information is not available at the time such Supplement is delivered, such Supplement shall be amended and restated to include such information promptly after it becomes available.

(m) Foreign Assets Control Regulations, Etc.

(i) Neither Borrower nor any Affiliate thereof is (A) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (B) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (1) any OFAC Listed Person or (2) any Person, entity, organization, foreign country or regime that is subject to any OFAC sanctions program, or (C) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (A), clause (B) or clause (C), a “Blocked Person”).

(ii) No part of the proceeds from the Loan hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Borrower or any Affiliate, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (B) otherwise in violation of U.S. Economic Sanctions.

(iii) Neither Borrower nor any Affiliate (A) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (B) to Borrower’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (C) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (D) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

5. Borrower Covenants.

(a) Existence, Compliance with Laws, Fundamental Changes. Borrower will maintain its existence and its fiscal year end at December 31. Borrower will maintain in full force and affect all licenses, bonds, franchises, leases, trademarks, patents, contracts and other rights necessary or desirable to the profitable conduct of its business, except to the extent, in each case, that the failure to maintain would result in a Material Adverse Effect. Borrower will continue in, and limit its operations to, the same general lines of business as those presently conducted by it and businesses reasonably related, incidental, complementary or ancillary thereto. Borrower will comply with all Applicable Laws and regulations of any Governmental Authority, except for such laws and regulations the violations of which would not, in the aggregate, have a Material Adverse Effect on Borrower. Borrower will give Agent at least ten (10) days’ prior written notice of any change to Borrower’s name or state of incorporation or organization.

(b) Merger, Consolidation, Etc. Without the prior written consent of Agent (such consent to be granted or withheld at Agent’s sole discretion), Borrower will not merge or consolidate with any other Person, divide itself or be divided, sell or otherwise dispose of all or substantially all of its assets, or otherwise allow a Change of Control. As used herein, “Change of Control” means (i) the occurrence of any event whereby 74.9001% of Borrower is not owned, directly or indirectly, by Solaris and X.AI Corp., (ii) the occurrence of any event whereby Solaris does not own, directly or indirectly, at least 50.1% of Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of managers of Borrower by Persons who were neither (A) nominated by the board of managers of Borrower nor (B) appointed by managers so nominated. For the avoidance of doubt, the occurrence of one or more of the events or conditions described in clauses (i) – (iii) above shall constitute a Change of Control.

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(c) Maintenance of Books and Records. Borrower will maintain books and records pertaining to the Collateral in such detail, form and scope as Agent will require in its commercially reasonable judgment.

(d) Insurance. Borrower will maintain insurance at its sole cost and expense on the Equipment Collateral under such policies of insurance, with such insurance companies, in such amounts, covering such risks and at such times as are described in Schedule C of this Agreement. All such policies will be made payable to Agent and its successors and assigns, for the benefit of Lenders, in case of loss, under a standard non-contributory “lender” or “secured party” endorsement, shall name Agent, Lenders, each of their respective Affiliates and any such party’s respective successors and/or assigns as an additional insured, and are to contain such other provisions as Agent may reasonably require to protect Agent’s and each Lender’s interests in the Equipment Collateral and to any payments to be made under such policies, and will provide that intentional acts of Borrower do not affect the insured’s obligations to Agent and Lenders under such endorsement. All policies shall contain a clause requiring the insurer to give Agent at least thirty (30) days’ prior written notice of any material change in the terms or cancellation of the policy and shall include a waiver of subrogation as respects Agent’s and each Lender’s insurance policies. True copies of all original insurance policies (with endorsements) are to be promptly delivered to Agent, premium prepaid, with Agent’s loss payable endorsement in Agent’s favor, and will provide for not less than thirty (30) days’ prior written notice to Agent, of any alteration or cancellation of coverage. If Borrower fails to maintain such insurance, Agent may arrange for (at Borrower’s expense and without any responsibility on Agent’s or any Lender’s part for) obtaining the insurance. Unless Agent will otherwise agree with Borrower in writing, upon the occurrence and during the continuation of an Event of Default, (x) Agent will have the sole right, in the name of Agent or Borrower, to file claims under any insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies and (y) Agent may, at Agent’s option, apply proceeds of insurance, in whole or in part, (i) to repair or comparably replace the Equipment Collateral or any portion of it or (ii) to satisfy any of the Obligations. Upon the request of Agent, Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that Borrower is in compliance with all insurance requirements set forth in this Section 5(d), which evidence so requested may include insurance certificates from each relevant insurer.

(e) Taxes. Borrower will pay, when due, all Taxes lawfully levied or assessed against Borrower or the Collateral and that would reasonably be expected to adversely impact the Collateral other than Taxes that are being Properly Contested by Borrower. If any such Taxes remain unpaid after the date fixed for the payment thereof, or if any lien will be claimed therefor, then, with five (5) days’ notice to Borrower (so long as such five (5) day delay, in Agent’s opinion, could not reasonably be expected to result in any risk to any Collateral (or Lender’s interest therein) being liened, seized or forfeited), Agent may pay such Taxes or cause such Taxes to be paid on Borrower’s behalf, and the amount thereof will be included in the Obligations.

(f) Borrower to Defend Collateral against Claims; Fees on Collateral. Borrower will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower will not permit any Lien(s), or notice creating or otherwise relating to Lien(s), on the Collateral or any portion thereof (in each case, other than Permitted Liens) to exist or be on file in any public office. Borrower will promptly pay, prior to delinquency thereof, all transportation, storage and warehousing charges and license fees, registration fees, assessments, charges, permit fees and taxes (municipal, state and federal) which may now or hereafter be imposed upon the ownership, leasing, renting, possession, sale or use of the Collateral except, in each case, to the extent that any such charge, fee, assessment or tax is being Properly Contested by Borrower or to the extent that the failure so pay would result in a Material Adverse Effect and, in each case, excluding all Excluded Taxes; provided that such contest will not create any risk of loss or impairment with respect to any material portion of the Collateral.

(g) No Change of Location. All Equipment Collateral will be delivered by the vendor thereof to an Eligible Location. The Equipment Collateral will at all times be stored or held at an Eligible Location, except to the extent (i) such Equipment Collateral is out for maintenance or repair or (ii) such Equipment Collateral is in transit between Eligible Locations or between an Eligible Location and any location described in the foregoing clause (i).

(h) Use of Equipment Collateral; Licenses. The Equipment Collateral will be operated by personnel deemed by Borrower to be competent and qualified in connection with Borrower’s business purposes, for the purpose for which the Equipment Collateral was designed and in accordance in all material respects with applicable operating instructions, laws and government regulations and Borrower will use its reasonably commercial efforts to prevent loss or damage to the Equipment Collateral from fire and other hazards. Borrower will maintain the Equipment Collateral in good mechanical condition and running order, ordinary wear and tear excepted and, at the reasonable written request of Agent, furnish its books and records regarding maintenance thereof. The Collateral will not be used or operated for personal, family or household purposes. Borrower will procure and maintain in effect all orders, licenses, certificates, permits, approvals and consents required by federal, state or local laws or by any governmental body, agency or authority in connection with the delivery, installation, use and operation of the Equipment Collateral except, in each case, to the extent that the failure to so procure or maintain would not result in a Material Adverse Effect.

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(i) Further Assurances; Financing Statements. Borrower will, promptly upon written request by Agent, execute and deliver or obtain any document required by Agent (including, without limitation, using its commercially reasonable efforts to obtain warehouseman or processor disclaimers, mortgagee waivers, landlord disclaimers, or subordination agreements with respect to the Obligations and the Collateral), give any notices, execute (if applicable) and file any financing statements, mortgages or other documents (all in form and substance reasonably satisfactory to Agent), mark any chattel paper, deliver any chattel paper or instruments to Agent (in each case with respect to such chattel paper or instruments, in excess of $2,000,000), and take any other actions that are reasonably necessary or desirable to perfect or continue the perfection and requisite priority of Agent’s security interest in the Collateral, to protect the Collateral against the rights, claims, or interests of any Persons, or to effect the purposes of this Agreement. Borrower hereby authorizes Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof will be sufficient as a financing statement where permitted by law. All reasonable and documented out-of-pocket costs incurred in connection with any of the foregoing shall be for the account of Borrower.

(j) No Disposition of Collateral. Borrower will not sell, transfer, assign, pledge, collaterally assign, exchange or otherwise dispose of any of the Collateral, including, but not limited to, transfer to any entity with the same or similar name as Borrower and organized under the laws of a state other than the state of Borrower’s organization on the date hereof. In the event the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interest of Agent will continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition, and Borrower will hold the proceeds thereof in a separate account for the benefit of Agent and Lenders. Following such a sale, Borrower will immediately transfer such proceeds to Agent in kind and such proceeds shall be applied by Agent in repayment of the Obligations, and all of the Obligations will survive until otherwise satisfied in accordance with the terms hereof and under any of the other Loan Documents.

(k) No Limitation on Agent’s or Lender’s Rights. Borrower will not enter into any contractual obligations which may restrict or inhibit Agent’s or any Lender’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof.

(l) Protection of Collateral. Upon the occurrence and during the continuation of a Default or an Event of Default, Agent will have the right at any time to make any payments and do any other acts Agent may deem necessary to protect its Lien in the Collateral, including, without limitation, the rights to satisfy, purchase, contest or compromise any Lien (other than Permitted Liens) which is prior to or superior to the security interests granted hereunder, and appear in and defend any action or proceeding purporting to affect its Lien in, or the value of, any of the Collateral. Borrower hereby agrees to reimburse Agent for all documented out-of-pocket expenses incurred under this Agreement with respect thereto, including documented out-of-pocket fees, expenses and disbursements of outside counsel reasonably selected by and acting for Agent (on behalf of itself and the Lenders), which amounts will be secured under this Agreement, and agrees Borrower will be bound by any such payment made or act taken by Agent or its representatives hereunder absent such party’s gross negligence or willful misconduct. Neither Agent nor any Lender will have no obligation to make any of the foregoing payments or perform any of the foregoing acts.

(m) Delivery of Items. Borrower will promptly (but in no event later than three (3) Business Days after its receipt thereof) deliver to Agent any documents or certificates of title issued with respect to any property included in the Collateral, and any promissory notes, letters of credit or similar instruments related to or otherwise in connection with any property included in the Collateral, which are in the possession of Borrower, or will use its commercially reasonable efforts to cause the issuer thereof to deliver any of the same directly to Agent (to the extent any such property is subject to documents or certificates), in each case with any necessary endorsements in favor of Agent for the benefit of Lenders.

(n) Terrorism Sanctions Regulations. No Loan Party nor any of its respective Affiliates will (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of any U.S. Economic Sanctions program sanctions imposed by the United Nations or by the European Union, or (ii) directly or indirectly to have any investment in or engage in any dealing or transaction with any Person if such investment, dealing or transaction would cause any holder to be in violation of any U.S. Economic Sanctions or any similar law or regulation with respect to any country that is subject to U.S. Economic Sanctions.

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(o) Inspections. Agent may, at Borrower’s expense, inspect the Equipment Collateral and/or have the Equipment Collateral professionally appraised upon Agent’s request; provided, however, that so long as no Default or Event of Default has occurred and is continuing: (i) Borrower shall not be required to pay for more than one (1) inspection within any 12-month period and (ii) Agent shall give Borrower at least five (5) Business Days’ prior notice of any inspection or on-site appraisal. Should Agent reasonably determine following any such inspection or appraisal that the Equipment Collateral is not in the condition required under this Agreement or any other Loan Document, Borrower shall promptly repair such Equipment Collateral and take all other actions reasonably necessary to restore the Equipment Collateral to the required condition, and Agent shall be entitled to reinspect the Equipment Collateral as reasonably necessary to confirm such restoration has been completed. Notwithstanding anything to the contrary herein, all reasonable and documented out-of-pocket costs attributable to such re-inspections and any restoration shall be for the account of Borrower. Any inspections or appraisals conducted by Agent pursuant to this Section 5(o) shall be made in compliance in all material respects with Borrower’s customary health and safety protocols and will not unreasonably interfere with the conduct of business of Borrower.

(p) Distributions. So long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may (i) make Permitted Tax Distributions and (ii) with ten (10) days’ prior written notice to Agent, declare or pay dividends or make other payments or distributions (in cash, property, or obligations) on account of its equity interests; provided that, upon request from Agent (in its sole discretion) in connection with any such distribution, for every Three Dollars ($3) so distributed (excluding, for the avoidance of doubt, Permitted Tax Distributions) by Borrower hereunder, Borrower will pay on the next Payment Day One Dollar ($1) to reduce the principal amount outstanding under the Converted Notes pro rata across all such Converted Notes or, if no Converted Notes are then outstanding, the Interim Note; provided further that, notwithstanding anything herein or in any other Loan Document to the contrary, any payment made pursuant to this clause shall not require the payment of any Prepayment Fee or other premium; provided further that no such distribution (other than a Permitted Tax Distribution) shall be made from the proceeds of Debt or of equity contributions.

(q) Maintenance of Supply Contract and the Power Contract. Until the Payment in Full of all Obligations, Borrower shall maintain each of the Supply Contract and the Power Contract in effect upon materially similar terms as in effect on the date hereof (other than with respect to any terms that would not have Material Adverse Effect), and the operator of the equipment necessary to deliver the product to be supplied thereunder shall remain directly or indirectly under common ownership and control with Borrower.

(r) No Further Indebtedness. Neither Borrower nor any subsidiary of Borrower shall, without Agent’s written consent, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Debt other than (i) the Loan, (ii) the financing of insurance premiums in the ordinary course of business and (iii) Affiliate Obligations that are subordinated pursuant to clause(s) below.

(s) Subordination of Intercompany Debt. Subject to the immediately succeeding sentence, all obligations and liabilities of Borrower to any Affiliate of Borrower, whether now existing or hereafter arising, including without limitation loans, advances, or other extensions of credit or intercompany payables (collectively, “Affiliate Obligations”), shall be subordinated in right of payment and enforcement to the Payment in Full of all Obligations; provided, however, that Affiliate Obligations shall not include the Supply Contract, and the subordination obligations shall not apply with respect to the Supply Contract. Without limiting the foregoing, Borrower shall not make any cash payment in respect of any Affiliate Obligation, whether for principal, interest, fees, or otherwise, nor shall Borrower repay, redeem, purchase, or otherwise retire any Affiliate Obligation in cash or other property, in whole or in part, without the prior written consent of Agent. Notwithstanding anything herein to the contrary, Borrower shall be permitted to pay (x) the management fees and other amounts owed by Borrower pursuant to the Management Services Agreement and (y) regularly scheduled payments of principal, interest and fees in connection with any intercompany Debt, in each case, so long as any Default or Event of Default is not continuing or would not immediately result therefrom.

(t) Collateral Access. Borrower shall, on the earlier of (i) the date that Borrower acquires any Equipment Collateral and (ii) December 1, 2025, deliver to Agent a collateral access agreement, in form and substance reasonably satisfactory to Agent, executed by the owner, lessor, licensor and/or mortgagee of any Eligible Location, confirming access to the Equipment Collateral following the occurrence of and during the continuance of any Event of Default.

For the avoidance of doubt, all covenants set forth in this Agreement or any of the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one or more of such covenants, the fact that such action or condition would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not act to permit such action or condition.

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6. Financial Covenants.

(a) FCCR. Borrower shall maintain for the four (4) fiscal quarters most recently ended, a FCCR of not less than 1.35 to 1.00, such FCCR to be tested beginning with the fiscal quarter ending March 31, 2027 and tested again at the end of each fiscal quarter thereafter.

(b) Leverage Ratio. Borrower shall maintain for the four (4) fiscal quarters most recently ended, a Leverage Ratio of not more than 3.50 to 1.00, such Leverage Ratio to be tested beginning with the fiscal quarter ending March 31, 2027 and tested again at the end of each fiscal quarter thereafter.

(c) Minimum Liquidity. Borrower shall maintain Liquidity of not less than (i) Five Million and No/100 Dollars ($5,000,000) at all times from the date of the initial Advance hereunder to and including December 31, 2026 and (ii) Ten Million and No/100 Dollars ($10,000,000) at all times thereafter until the Payment in Full of all Obligations.

7. Business Information. Until the Payment in Full of all Obligations, Borrower will deliver to Agent the following information:

(a) Annual Financial Statements. As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Borrower and its consolidated subsidiaries, beginning with the fiscal year ended December 31, 2025, the consolidated balance sheet, income statement and statements of cash flows and members’ equity for Borrower and its consolidated subsidiaries (the “Financial Statements”) for such year, prepared in reasonable detail in accordance with GAAP and certified and accompanied by an opinion (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption) of independent certified public accountants of recognized standing.

(b) Quarterly Financial Statements. As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and its consolidated subsidiaries, beginning with the fiscal quarter ended June 30, 2025, internally-prepared Financial Statements for such quarter, together with a certification duly executed by a responsible officer of Borrower that such Financial Statements have, to Borrower’s knowledge, been prepared materially in accordance with GAAP and are fairly stated in all material respects (subject to normal adjustments and the absence of footnotes).

(c) Notices. As soon as practicable, and in any event within five (5) days after Borrower obtains knowledge of the following, Borrower will give written notice to Agent of (i) any proceeding instituted or threatened in writing to be instituted by or against Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), the outcome of which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Material Adverse Change with respect to Borrower, (iii) the occurrence of any Default or Event of Default, together with a statement of the action which Borrower has taken or proposes to take with respect thereto and (iv) the occurrence of any material loss or damage with respect to any Equipment Collateral.

(d) Operating Information. As soon as available but in any event not later than fifteen (15) days following the end of each fiscal quarter, Borrower will deliver to Agent either (i) each report provided to Solar Insight Connect during such quarter with respect to the operation, performance or maintenance of any Equipment Collateral, in each case, only if and to the extent that Borrower (in its sole discretion) elects to engage Solar Insight Connect for any such period or (ii) an internally prepared report containing operating hours per unit, uptime, planned and unplanned downtime, and major maintenance events. If reasonably requested by Agent and with reasonable notice, Borrower shall be available to discuss such report.

(e) Electronic Delivery. Financial statements, opinions of independent certified public accountants and other certificates and information required to be delivered by a Loan Party pursuant to Sections 7(a) and 7(b) above shall be deemed to have been delivered if such Loan Party shall have timely filed (or caused to be filed) such information satisfying the requirements of Section 7(a) or 7(b) above, as the case may be, with the SEC or EDGAR; or such financial statements are timely posted by or on behalf of the Loan Party on a website to which Agent has free access; provided, however, that upon request of Agent to receive paper copies of such deliverables, the Loan Party will promptly deliver such paper copies to Agent.

8. Events of Default. The occurrence of any of the following events will constitute an Event of Default hereunder:

(a) failure of Borrower to pay any of the Obligations, whether at stated maturity, by acceleration, or otherwise within five (5) Business Days after the stated due date;

(b) failure of Borrower to obtain and maintain insurance in such amounts and at such times as are required pursuant to Section 5(d) and Schedule C of this Agreement ;

(c) failure of a Loan Party to perform, comply with or observe any other term, covenant or agreement applicable to it contained in any of the Loan Documents and such failure will continue unremedied for a period of thirty (30) days after the earlier to occur of (i) Agent’s written notice thereof to Borrower and (ii) any Loan Party’s knowledge of such failure;

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(d) any representation or warranty made or deemed made by a Loan Party hereunder, under or in connection with the Financial Statements, under any other Loan Document or under any other agreement between any of the Loan Parties and Agent or any Lender, or under any document, instrument or certificate executed by any of the Loan Parties in favor of Agent or any Lender, will prove to have been false, misleading, inaccurate or incorrect in any material respect when made;

(e) the admission in writing by any of the Loan Parties of its inability to pay its debts as they mature;

(f) the commencement by or against any of the Loan Parties of any bankruptcy, insolvency, reorganization, receivership or similar proceedings under any federal or state law and, in the case of any such involuntary proceeding, such proceeding remains undismissed or unstayed for sixty (60) days following the commencement thereof, or any Loan Party takes any action authorizing any such proceedings;

(g) Intentionally Omitted.

(h) a Loan Party defaults (i) in the payment of principal of or interest on any Debt (other than the Obligations) that is outstanding in an aggregate principal amount of at least Two Million and No/100 Dollars ($2,000,000) beyond any grace period provided with respect thereto and where the effect of such payment default would permit the holder or holders of such Debt to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity; (ii) in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement relating thereto, or any other event will occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or (iii) under any other agreement with Agent, any Lender or any of Agent’s or any Lender’s Affiliates, beyond any applicable grace period;

(i) an event of default (however so defined) by the Borrower occurs under any contract that is material to Borrower;

(j) one or more final judgments (not covered by insurance) are rendered against any of the Loan Parties which will not be stayed, vacated, bonded or discharged within sixty (60) days, which judgments, alone or in the aggregate, would have a Material Adverse Effect on any Loan Party;

(k) any collateral security, including any security deposit or letter of credit delivered pursuant to any Loan Document, is cancelled, terminated or becomes illegal, invalid, prohibited or unenforceable or ceases to rank in the priority herein contemplated against the property charged thereunder which, alone or in the aggregate would have a Material Adverse Effect; or

(l) any material covenant, agreement or obligation of any Loan Party contained in or evidenced by any of the Loan Documents is determined by a court of competent jurisdiction to be unenforceable, in accordance with its terms; any Loan Party denies or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith; or any Lien granted on any Collateral under the Loan Documents is determined to be void, voidable or invalid, is subordinated or is not given the priority contemplated by this Agreement (except as otherwise agreed to in writing by Agent), and, in each case under this Section 8(l), which could have a Material Adverse Effect.

9. Remedies. If any Event of Default will have occurred and be continuing:

(a) Agent may, without prejudice to any of its or any Lender’s other rights under any Loan Document or Applicable Law, (y) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 8(f) hereof, in which case all Obligations will automatically become immediately due and payable without necessity of any declaration) without presentment, representation, demand of payment or protest, which are hereby expressly waived to the fullest extent permitted by Applicable Law, and (z) terminate the obligation of Initial Lender to make Advances additional or Loans hereunder;

(b) Agent may take possession of the Collateral and, for that purpose may enter, with the aid and assistance of any person or persons, any premises where the Collateral or any part hereof is, or may be placed, and remove the same;

(c) Intentionally Omitted.

(d) Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein (or in any Loan Document) or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code (the “Code”) and also may (i) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to

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Agent at a place to be reasonably designated by Agent and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable. Borrower agrees that, to the extent notice of sale will be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made will constitute reasonable notification. Neither Agent nor any Lender will be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(e) all cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Agent, be held by Agent as collateral for, or then or at any time thereafter applied in whole or in part by Agent against all or any part of the Obligations (including, without limitation, any prepayment or other penalties owed by Borrower) in such order as Agent will elect. Any surplus of such cash or cash proceeds held by Agent or Lenders and remaining after the Payment in Full of all the Obligations will be paid over to Borrower or to such other Person to which Agent or Lenders may be required under Applicable Law, or directed by a court of competent jurisdiction, to make payment of such surplus;

(f) the interest rate applicable for each Advance shall automatically, upon written notice from Agent to Borrower, increase to the Default Rate; and

(g) Agent may pursue any other rights or remedies available at law or in equity, including, without limitation, rights or remedies seeking damages, specific performance and injunctive relief, and Agent shall have the right, in its sole discretion, to exercise any one or more of the remedies described in this Section 9 or otherwise.

10. Intentionally Omitted.

11. Agency Provisions.

(a) Appointment and Authority. Each Lender hereby irrevocably appoints Stonebriar Commercial Finance LLC to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Agent shall also act as the “collateral agent” under the Loan Documents, and each Lender hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted hereunder, or for exercising any rights and remedies thereunder at the direction of Agent, shall be entitled to the benefits of all provisions of this Section 11 and Section 12(i) of this Agreement as if set forth in full herein with respect thereto.

(b) Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders or to provide notice to or consent of Lenders with respect thereto.

(c) Exculpatory Provisions.

(i) Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent: (A) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (B) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or

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percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (C) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(ii) Agent shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary), or (B) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent in writing by Borrower or a Lender.

(iii) Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created hereby or (E) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(d) Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions hereof shall apply to any such sub agent and to the Related Parties of Agent and any such sub-agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f) Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and its subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisal and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course

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and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

(g) Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable and documented out-of-pocket compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due to Lenders and Agent, in each case, to the extent set forth herein, allowed in such judicial proceeding); and

(ii) after the occurrence and during the continuance of an Event of Default, to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable and documented out-of-pocket compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under this Agreement or any other Loan Document.

(h) Collateral and Guaranty Matters.

(i) Each Lender irrevocably authorizes Agent, at Agent’s option and in Agent’s discretion and upon Borrower’s request to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon the Payment in Full of the Obligations and the termination of this Agreement, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (C) that is reasonably determined by Agent to be of immaterial value with respect to the Collateral as a whole or (D) if approved, authorized or ratified in writing by the Required Lenders.

(ii) In each case as specified in this clause (h), Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereunder.

(iii) Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

12. Miscellaneous Provisions.

(a) Notices. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder will be given in writing and will be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid to the addresses stated below. All such notices and correspondence will be effective when received:

If to Agent or any Lender: 5525 Granite Parkway, Suite 1800, Plano, Texas 75024, ATTN: General Counsel; or such other address as will be designated by Agent to Borrower.

If to Borrower: 9651 Katy Freeway, Suite 300, Houston, Texas 77024, ATTN: Christopher Wirtz and Jay Trapp; or such other address as will be designated by Borrower to Agent.

(b) Headings. The headings in this Agreement are for purposes of reference only and will not affect the meaning or construction of any provision of this Agreement.

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(c) Assignments, etc.

(i) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, such consent to be granted at Agent’s sole and absolute discretion.

(ii) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (other than Initial Lender’s obligation to make Advances set forth in Section 2(a), but including all or a portion of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions: (A) the consent of Agent shall be required for assignments to a Person that is not a Lender; (B) so long as no payment Event of Default has occurred and is continuing for more than ten (10) days, the consent of Borrower shall be required for assignments to any Person that is a Restricted Assignee; (C) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption (with a copy to be promptly provided to Borrower); and (D) such assignment would not alter the terms and conditions of this Agreement or any other Loan Document or expand, enlarge or modify the Obligations of Borrower. Subject to acceptance and recording thereof by Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Upon request by a Lender or Agent, Borrower promptly shall execute and deliver at the direction of Agent a new Note (or new Notes) to the assignee (and, if applicable, to the assigning Lender) in exchange for the Note (or Notes) of the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the applicable terms hereof.

(iii) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of Agent’s offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than any Restricted Assignee, Borrower or any of Borrower’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Borrower, Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of a Sacred Term that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

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(v) Sharing Information. Each Lender may provide to any one or more purchasers, or potential purchasers (other than, in either case, any Restricted Assignee), any information or knowledge about Borrower, the other Loan Parties and the Loan. Borrower additionally waives any and all notices of sales of participation interests, as well as all notices of any repurchase of any participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the economic owners of such interests in the Loan and will have all the rights under the agreement(s) governing the sale of such participation interests or other assignment of any Lender’s interests. Borrower unconditionally agrees that a Lender or such purchaser (through a Lender) may enforce Borrower’s obligations under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser or assignee of any such interests may, unless it is a controlled Affiliate of the selling or assigning Lender, enforce its interests irrespective of any personal claims or defenses that Borrower may have against a Lender.

(vi) Replacement of Lenders. If a Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders or all affected Lenders was required and Required Lenders consented, then Agent may require it to assign its rights and obligations under the Loan Documents to an assignee not otherwise prohibited by the terms hereof. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

(d) Amendments, Waivers and Consents. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless such amendment, waiver or consent is in writing executed by Borrower and the Required Lenders, and acknowledged by Agent, or by Borrower and Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall: (i) reduce the principal of, or rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of Borrower to pay interest at the Default Rate); (ii) postpone any date scheduled for any payment of principal of, or interest on, the Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby; (iii) release (A) Borrower from its Obligations under the Loan Documents or (B) release any guarantor of the Obligations from its guaranty or limit such guarantor’s liability in respect of such guaranty, in each case, other than as set forth in the applicable Loan Document, without the written consent of each Lender; (iv) except as expressly otherwise provided in this Agreement, release all or substantially all of the Collateral from the Liens without the written consent of each Lender; (v) change Section 2(h) of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby; or (vi) change any provision of this clause (d) or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (clauses (i)-(vi), “Sacred Terms”).

(e) Interpretation of Agreement. Time is of the essence in each provision of this Agreement and in each other Loan Document of which time is an element, and Borrower expressly agrees not to assert, by way of motion, as a defense or otherwise, that performance by Borrower or any other Loan Party inconsistent with the time requirements set forth in this Agreement or any other Loan Document constitutes effective performance hereunder or thereunder. Acceptance of or acquiescence in a course of performance rendered under this Agreement will not be relevant in determining the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

(f) Continuing Security Interest. This Agreement, together with each Supplement, will create a continuing security interest in the Collateral and will (i) remain in full force and effect until the Payment in Full of all Obligations, (ii) be binding upon Borrower and its successors and assigns and (iii) inure, together with the rights and remedies of Agent and each Lender hereunder, to the benefit of Agent, each Lender and their respective successors and permitted assigns. Following Borrower’s Payment in Full of all the Obligations in immediately available funds, Agent will deliver or cause to be delivered such termination statements, releases, documents and other agreements as Borrower or its counsel may reasonably determine are necessary or appropriate in connection with Agent’s release and termination of its Liens and security interests in the Collateral. The reasonable costs, if any, incurred by Agent or any Lender in connection with the preparation and delivery of such documents and agreements shall be paid by Borrower upon Agent’s demand therefor.

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(g) Reinstatement. To the extent permitted by law, this Agreement and the rights and powers granted to Agent and any Lender hereunder and under the Loan Documents will continue to be effective or be reinstated if at any time any amount received by Agent or any Lender in respect of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for Borrower or any substantial part of its assets, or otherwise, all as though such payments had not been made.

(h) Survival of Provisions. All representations, warranties and covenants of Borrower contained herein will survive the execution and delivery of this Agreement and will terminate only upon the Payment in Full of all Obligations secured hereby. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the obligations and liabilities of the Loan Parties to Agent and Lenders that by their nature or express terms are intended to survive termination of this Agreement or any other Loan Document shall continue in full force and effect in accordance with their terms.

(i) Indemnification. Borrower agrees to indemnify and hold harmless Agent, each Lender and each of Agent’s and each Lender’s successors and permitted assigns and each of its and their officers, directors and employees (each an “Indemnitee”) against, and hold each such Indemnitee harmless from and against any and all Claims, by paying or otherwise discharging same (in each case, on an after-Tax basis), when and as such Claims shall become due. It is the express intention of Agent, Lenders and Borrower that the indemnity provided for herein includes the agreement by Borrower to indemnify the Indemnitees from the consequences of such Indemnitees’ own simple negligence, whether that negligence is the sole or concurring cause of the Claims, and to further indemnify such Indemnitees with respect to Claims for which the Indemnitees are strictly liable. The term “Claims” shall mean all claims, harms, judgments, good faith settlements entered into, suits, actions, debts, obligations, damages (whether incidental, consequential or direct), demands (for compensation, indemnification, reimbursement or otherwise), losses, penalties, fines, liabilities (including strict liability), charges that any Indemnitee has incurred or for which it is responsible, Liens, and costs (including reasonable and documented out-of-pocket attorneys’ fees and disbursements and any other reasonable and documented out-of-pocket legal or non-legal expenses of investigation or defense of any Claim, whether or not such Claim is ultimately defeated or incurred in enforcing the rights, remedies or indemnities provided for hereunder, or otherwise available at law or equity to Agent or any Lender), in each case, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, by or against any person, related to or arising out of this Agreement, any other Loan Document, the Collateral or any Indemnitee’s interest in any of the foregoing, but excluding any of the foregoing to the extent that they result solely from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee (as has been determined by a court of competent jurisdiction in a final, non-appealable judgment), (ii) any breach by, or failure to perform its obligations under any Loan Document by such Indemnitee, (iii) any such Claims relating to any dispute between or among Indemnitees that does not involve an act or omission by Borrower or any other Loan Party and (iv) such Indemnitee’s breach of its express obligations or representations under any Loan Document, unless such breach is caused by, results from or is related to a Default or Event of Default. For avoidance of doubt, the indemnity is not limited to Claims by third parties (other than ordinary and usual operating and overhead expenses). The provisions of this clause shall survive the expiration or termination of this Agreement and any of the other Loan Documents. The provisions of this clause shall not apply to Taxes (it being agreed that Borrower’s indemnification obligations with respect to Taxes are set forth in Section 2(i) of this Agreement), other than Taxes that arise from non-Tax Claims. No Indemnitee shall settle or compromise any claim for which indemnification is sought without the prior written consent of Borrower (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that an Indemnitee may settle a claim without such consent if (w) Borrower fails promptly to make any payment requested by an Indemnitee pursuant to this clause (i) after reasonable notice, (x) the settlement imposes no monetary liability or other obligation on any Loan Party, (y) the settlement provides for a complete and unconditional release of applicable Loan Parties from all liability with respect to such claim, and (z) the settlement does not include any admission of fault or wrongdoing by any Loan Party.

(j) Governing Law; Consent to Jurisdiction. This Agreement and the rights and obligations of the Parties hereunder will in all respects be governed by, and construed in accordance with, the substantive laws of the State of New York (without regard to the conflict of laws principles of such state other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law), including all matters of construction, validity and performance. The Parties agree that any action or proceeding arising under or related to this Agreement may be commenced in any federal or state court sitting in the Eastern Federal District of Texas or the Southern Federal District of New York, and the Parties irrevocably submit to the jurisdiction of each such court and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or the transaction contemplated hereby may not be enforced in or by such court. The Parties agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement or in any other Loan Document shall limit or restrict Agent’s right to commence any proceeding in the federal or state courts located in the state in which any Collateral is located to the extent Agent deems such proceeding necessary or advisable to exercise remedies available under any Loan Document or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

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(k) Waiver of Jury Trial. BORROWER, AGENT AND EACH LENDER IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(l) Delays; Partial Exercise of Remedies. No delay or omission of Agent or any Lender to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, will impair any such right or will operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by Agent or any Lender of any right or remedy will preclude any other or further exercise thereof, or preclude any other right or remedy.

(m) Disclaimer. BORROWER ACKNOWLEDGES THAT IT HAS SELECTED THE COLLATERAL WITHOUT ANY ASSISTANCE FROM AGENT, ANY LENDER, OR AGENT’S OR ANY LENDER’S AGENTS OR EMPLOYEES. NEITHER AGENT NOR ANY LENDER MAKES, HAS MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY COLLATERAL OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. ALL SUCH RISKS, AS BETWEEN AGENT OR ANY LENDER AND BORROWER, ARE TO BE BORNE BY BORROWER. BORROWER FURTHER AGREES THAT NONE OF AGENT, ANY LENDER NOR ANY REPRESENTATIVE THEREOF SHALL HAVE ANY LIABILITY TO BORROWER FOR ANY PENAL, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOST PROFIT OR REVENUE. ANY CLAIM RELATED TO THIS AGREEMENT WILL BE COVERED SOLELY BY COMMERCIAL LEGAL PRINCIPLES. NONE OF AGENT, ANY LENDER, NOR ANY REPRESENTATIVE OR ASSIGN THEREOF SHALL HAVE ANY NEGLIGENCE OR OTHER TORT LIABILITY TO BORROWER OR ANY PERSON, ARISING FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY USE OF ANY COLLATERAL.

(n) Entire Agreement. Borrower, Agent and Lenders agree that this Agreement and the other Loan Documents are the complete and exclusive statement and agreement between the parties with respect to the subject matter hereof, superseding all proposals and prior agreements, oral or written, and all other communications between the parties with respect to the subject matter hereof. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(o) Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by Applicable Law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

(p) Counterparts. This Agreement and each other Loan Document may be executed in any number of counterparts and by different parties in separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall constitute one integrated agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

(q) Effectiveness. This Agreement shall only become effective upon execution by Agent, Initial Lender and Borrower in the appropriate spaces set forth below.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned Borrower has caused this Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date first set forth above.

STATELINE POWER, LLC, as Borrower

By:	/s/ Christopher M. Powell

Name:	Christopher M. Powell

Title:	Secretary
FEIN: 33-4712603

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Accepted as of the date first set forth above:

STONEBRIAR COMMERCIAL FINANCE LLC, as Agent and Initial Lender

By:	/s/ Harrison Smith

Name:	Harrison Smith

Title:	Authorized Signatory

Loan and Security Agreement (Stateline Power, LLC)	(signature Page)